UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant   ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Bank of Commerce Holdings
(Name of Registrant as Specified in its Charter)

PAYMENT OF FILING FEE (Check the appropriate box): ☐

☒	No Fee Required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which the transaction applies:

	2)	Aggregate number of securities to which the transaction applies:

	3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-22 (set forth the amount on which the filing fee is calculated and state how it was determined)

	4)	Proposed Maximum Aggregate value of the transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing party:

	4)	Date Filed:

Bank of Commerce Holdings

555 Capitol Mall, Suite 1255

Sacramento, California 95814

(800) 421-2575

2020 Annual Meeting of Shareholders

April 6, 2020

Dear Shareholders:

It is my pleasure to invite you to the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Bank of Commerce Holdings (the “Company”).

The Annual Meeting will be held on Wednesday, May 20, 2020 at 11:00 a.m. Pacific Time at the Company’s corporate headquarters located at 555 Capitol Mall, Sacramento, California 95814 in the Third Floor Boardroom. In light of public health concerns due to the coronavirus (COVID-19), the agenda will be limited to the formal required items of business.

At the Annual Meeting, you will be asked to elect 10 directors; to ratify the selection of the Company’s independent registered public accounting firm for 2020; and to approve, on an advisory basis, the compensation of the Company’s named executive officers. The attached Notice of Annual Meeting of Shareholders provides instructions on how to vote your shares.

I look forward to seeing you at the meeting.

Sincerely,

/s/ Randall S. Eslick

Randall S. Eslick

President and Chief Executive Officer

Bank of Commerce Holdings

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 20, 2020
Time:	11:00 a.m. Pacific Time
Place:	Bank of Commerce Holdings 555 Capitol Mall Third Floor Boardroom Sacramento, California 95814

The 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Bank of Commerce Holdings (the “Company”) will be held at the date, time and place noted above. At the Annual Meeting, the following items of business will be presented:

●	The election of 10 directors, each to serve for a term of one year;
●	The ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2020;
●	An advisory vote to approve the compensation of the Company’s named executive officers (the “say-on-pay” vote); and
●	Any other business that may properly be considered at the Annual Meeting or any adjournment of the meeting.

You may vote at the Annual Meeting if you were a shareholder of record at the close of business on March 23, 2020.

It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by Internet or telephone by no later than 11:59 p.m. Eastern Time, on May 19, 2020 (or on May 11, 2020, for shares held in the Merchants Bank of Commerce 401(k) Profit Sharing Plan), as directed in the proxy materials. If you received a printed copy of the proxy materials, you may also complete, sign and return the enclosed proxy card or voting instruction form by mail in the enclosed pre-paid envelope. Voting in any of these ways will not prevent you from attending or voting your shares at the Annual Meeting. We encourage you to vote by Internet or telephone to reduce mailing and handling expenses.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 20, 2020: The Company’s Proxy Statement for the Annual Meeting and 2019 Annual Report to Shareholders (which includes the Company’s Form 10-K for the fiscal year ended December 31, 2019) are available on the Internet at www.proxyvote.com.

By Order of the Board of Directors,

/s/ Andrea M. Newburn

Andrea M. Newburn

Corporate Secretary

Sacramento, California

April 6, 2020

Bank of Commerce Holdings

PROXY STATEMENT

INFORMATION ABOUT THE 2020 ANNUAL MEETING OF SHAREHOLDERS AND VOTING

The Board of Directors (the “Board”) of Bank of Commerce Holdings (the “Company”) is soliciting proxies from its shareholders to be used for voting at the Annual Meeting of Shareholders on Wednesday, May 20, 2020 (the “Annual Meeting”). Please read this Proxy Statement, which summarizes the information you need to know to cast an informed vote at the Annual Meeting. The 2019 Annual Report to Shareholders (“Annual Report”), which includes the Company’s Form 10-K for the fiscal year ended December 31, 2019 (“Form 10-K”), accompanies this Proxy Statement. The proxy materials (or Notice of Internet Availability of proxy materials (the “Notice”)) are first being mailed to shareholders on or about Monday, April 6, 2020.

Who is entitled to vote?

Shareholders of record at the close of business on Monday, March 23, 2020 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 17,243,625 shares of common stock (“Common Stock”) outstanding and entitled to vote.

There are two types of ownership of the Company’s Common Stock: registered ownership and beneficial ownership through third-party nominees. A significant percentage of the Company’s shareholders hold their shares through a stock brokerage account, bank or other nominee (collectively, “brokers”) rather than directly in their own names. As summarized below, there are some differences between the two types of ownership.

Registered Owners

Registered owners hold their shares in their own names with the Company’s transfer agent, Broadridge Financial Solutions, Inc. (“Broadridge”), and such registered owners are considered, with respect to those shares, the shareholder of record. As the shareholder of record, a registered holder has the right to vote their shares directly (via Internet or telephone voting, by mailing a proxy card, or by voting in person at the Annual Meeting).

Beneficial Owners

Shares beneficially owned through a broker are sometimes referred to as being held in “street name.” In that case, these proxy materials are being provided to you indirectly through your broker. As the beneficial owner, you have the right to direct your broker on how to vote your shares. Brokers typically provide a voting instruction card for you to use in directing how to vote your shares.

Brokers cannot vote street name shares on “non-routine” proposals unless directed to do so by the shareholder. Shares that are not voted due to this limitation are known as “broker non-votes.” Generally, broker non-votes occur when street name shares are not voted with respect to a particular proposal because (i) the broker has not received voting instructions and (ii) the broker does not have discretionary authority to vote such shares.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting only on the ratification of the selection of the independent registered public accounting firm. If you do not give instructions with respect to the election of director nominees or the advisory say-on-pay resolution to approve the compensation of the Company’s named executive officers, your broker cannot vote your shares on these proposals.

What constitutes a quorum?

The presence in person or by proxy of the holders of a majority of the shares of Common Stock outstanding and entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum.

How do I vote?

Please vote promptly by Internet or telephone. Alternatively, you may complete and mail your proxy card, if you received one. Even if you plan to attend the Annual Meeting, it is recommended that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be distributed at the Annual Meeting to any registered owner who wants to vote in person. If you hold your shares through a broker, you must obtain a “Legal Proxy,” executed in your favor, from your broker to be able to vote by ballot at the Annual Meeting.

By Internet or Telephone: You may cast your vote by Internet or telephone as indicated on the Notice or proxy card. Internet and telephone voting are available 24 hours daily. Have your Notice or proxy card in hand. You will be prompted to vote using the control number provided on your Notice or proxy card. If you vote by Internet or telephone, please do not return your proxy card.

By Mail: You may cast your vote by mail by completing, signing and dating your proxy card, if you have one, and returning it in the enclosed pre-paid envelope. It is recommended that you allow a minimum of 10 business days for your proxy card to be processed.

Shares represented by properly executed proxy cards that are received prior to the deadline for submitting proxies and that are not revoked in a manner described below will be voted in accordance with the instructions indicated on the proxy card. If no instructions are indicated, the persons named in the proxy card will vote the shares represented by the proxy card FOR ALL the director nominees listed in this Proxy Statement, FOR the ratification of the selection of the independent registered public accounting firm, and FOR the advisory say-on-pay resolution to approve the compensation of the Company’s named executive officers.

In Person at the Annual Meeting:

●

Registered Owners. If you are a registered owner and you choose to vote your shares in person at the Annual Meeting, please bring your proxy card and proof of identification. You will then be able to submit a proxy or vote by ballot.

●

Beneficial Owners. If you hold your shares in street name through a broker, your shares may be voted in person only if you present a Legal Proxy and proof of identification at the Annual Meeting. Request a Legal Proxy from your broker immediately, and bring it with you to the Annual Meeting.

How many votes do I have?

Each shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held by the shareholder on the Record Date. However, under the Company’s bylaws and California law, if any shareholder gives notice at the Annual Meeting, prior to the voting, of an intention to cumulate the shareholder’s votes in the election of directors, then all shareholders entitled to vote at the Annual Meeting may cumulate their votes in the election of directors. Cumulative voting means that a shareholder has the right to give any one candidate who has been properly placed in nomination a number of votes equal to the number of directors to be elected multiplied by the number of shares the shareholder is entitled to vote, or to distribute such votes on the same principle among as many properly nominated candidates (up to the number of persons to be elected) as the shareholder may wish. If cumulative voting applies at the Annual Meeting, the cumulative number of votes a shareholder may cast in the election of directors will be equal to the number of shares held by such shareholder on the Record Date multiplied by 10 (the number of directors to be elected at the Annual Meeting). The proxy card indicates the number of votes that you have.

How do I change my vote or revoke my proxy?

Registered owners who voted by Internet or telephone: If you voted by Internet or telephone, you may change your vote until the Internet or telephone polls close. The final vote is the one that will count.

Registered owners who voted by mail: If you completed and submitted the proxy card by mail, you may change your vote at any time before the vote is conducted at the Annual Meeting by (i) delivering a subsequently dated proxy card, (ii) giving notice to the Corporate Secretary of the Company in writing, or (iii) giving notice at the Annual Meeting before the shareholder vote is taken.

Beneficial owners: Contact your broker for instructions to determine when and how changes to your vote may be submitted.

What will happen if I do not vote my shares?

If your shares are registered in your name and you do not vote by Internet or telephone, do not return your signed proxy card, or do not vote in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting only on the ratification of the selection of the independent registered public accounting firm. If you do not give instructions with respect to the election of director nominees or the advisory say-on-pay resolution to approve the compensation of the Company’s named executive officers, your broker cannot vote your shares on these proposals.

It is very important that you vote on the proposals presented. Your broker can only vote on Proposal 2 without instructions from you.

What vote is required to approve each proposal?

Proposal 1: Election of Directors.

The 10 nominees for director who receive the most affirmative votes will be elected. If you vote “FOR ALL” nominees, your vote will count for each nominee. If you do not vote “FOR ALL” nominees and you indicate “WITHHOLD ALL” or “FOR ALL EXCEPT” a particular nominee on your proxy card, your vote will not count “FOR” or “AGAINST” the nominee(s).

Proposal 2: Ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2020.

If the shareholders do not approve the selection of Moss Adams LLP by a majority of the shares voting on the proposal, the selection will be reconsidered. Abstentions will have no effect on the outcome of the vote.

Proposal 3: Advisory vote to approve the compensation of the Company’s named executive officers.

The matter will be decided by the affirmative vote of a majority of the shares voting on the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote. The Board and Executive Compensation Committee value the opinions of the shareholders and will consider the outcome of the vote when making future decisions regarding the compensation of named executive officers.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote as recommended by the Board. The Board recommends a vote:

●	“FOR ALL” with respect to the election of all 10 nominees for director listed on the Company’s proxy card;
●	“FOR” the ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2020; and
●	“FOR” the advisory say-on-pay resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

If any other matter is presented at the Annual Meeting, your proxy holder will vote in accordance with the recommendation of the Board or, if no recommendation is given, in accordance with his or her best judgment. At the time this Proxy Statement went to press, the Company knew of no matters to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement.

Who pays the costs of soliciting proxies?

The expense of printing and mailing proxy materials, including the Notice, this Proxy Statement, the proxy card, and the Annual Report (which includes the Company’s Form 10-K), will be borne by the Company. In addition to the solicitation of proxies by mail, certain directors, officers and other employees of the Company may solicit proxies in person, by telephone, or by email. No additional compensation will be paid to such persons for such solicitations. The Company will reimburse brokers and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of Common Stock. The Company has contracted with Broadridge to assist in the distribution of materials and tabulation of votes.

What if I received a notice regarding the Internet availability of proxy materials instead of a printed copy of the proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), the Company is furnishing its proxy materials to its shareholders primarily over the Internet instead of mailing printed copies of those materials to each shareholder. By doing so, the Company reduces costs and lessens the environmental impact of its proxy solicitation. On or about April 6, 2020, the Company mailed a Notice to shareholders. The Notice contains instructions about how to access the proxy materials and vote online. This Notice is not a proxy card and cannot be used to vote your shares. If you received a Notice but would like to receive a paper copy of the proxy materials, please follow the instructions on the Notice.

If you received paper copies of the Notice or proxy materials, the Company encourages you to sign up to receive your future proxy materials electronically, as described in the section entitled “How can I receive my proxy materials by e-mail in the future?”

How can I access the proxy materials if I did not receive them by mail?

If you are a shareholder who received a Notice by mail regarding Internet availability of the proxy materials: You may access the proxy materials and voting instructions over the Internet via the web address provided in the Notice. In order to access these materials and vote, you will need the control number provided on the Notice you received in the mail.

If you are a shareholder who received an e-mail directing you to the proxy materials: You may access the proxy materials and voting instructions over the Internet via the web address provided in the e-mail. In order to access these materials and vote, you will need the control number provided in the e-mail.

How can I receive my proxy materials by e-mail in the future?

Instead of receiving future paper copies of the Notice or the Company’s proxy materials by mail, you can elect to receive an e-mail with links to these documents, your control number, and instructions for voting over the Internet. Opting to receive your proxy materials by e-mail will save the cost of producing and mailing documents to you and will also help conserve environmental resources. Your e-mail address will be kept separate from any other company operations and will be used for no other purpose except as you may authorize separately.

If the Company mailed you a Notice or a printed copy of its Proxy Statement and Annual Report and you would like to sign up to receive these materials by e-mail in the future, you can choose this option by:

●	following the instructions provided on your proxy card or voting instruction form if you received a paper copy of the proxy materials;
●	following the instructions provided when you vote over the Internet; or
●	going to www.proxyvote.com and following the instructions provided.

You may revoke this request at any time by following the instructions at www.proxyvote.com. Your election will remain in effect unless you revoke it later.

How do I obtain a Form 10-K and/or an Annual Report?

The Company’s audited consolidated balance sheets as of December 31, 2019 and 2018 and audited consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2019 and 2018 are part of the Company’s Form 10-K which accompanies this Proxy Statement.

Additional copies of the Company’s Form 10-K and Annual Report may be obtained for no cost upon written request to Bank of Commerce Holdings, Attention: Corporate Secretary, 1901 Churn Creek Road, Redding, California 96002 and are also available on the Company’s website at www.bankofcommerceholdings.com.

The SEC maintains a website at www.sec.gov that includes the Company’s SEC filings. Access to the Company’s Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and beneficial ownership reports by Company insiders are available free of charge as soon as they are filed with the SEC.

VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

Shareholders of record at the close of business on Monday, March 23, 2020, which is the Record Date, are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 17,243,625 shares of its Common Stock outstanding and entitled to vote.

The following table shows, as of March 1, 2020, the number of shares of Common Stock directly owned (unless otherwise indicated) by:

●	each person or entity who is known by the Company to beneficially own more than five percent of the Company’s Common Stock;
●	each of the Company’s directors and nominees;
●	each of the named executive officers; and
●	all directors and executive officers of the Company as a group.

The Company has determined beneficial ownership in accordance with the rules of the SEC. In general, beneficial ownership includes (i) securities over which a director or executive officer is deemed to have voting or dispositive power, either directly or indirectly, and (ii) stock options or other rights that are exercisable currently or become exercisable within 60 days following March 1, 2020. Except as otherwise noted, the Company believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have voting and dispositive power with respect to the shares.

Five Percent Shareholders

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,070,032 [1]	5.9%

1 A Schedule 13G/A filed with the SEC on February 5, 2020, for the period ended December 31, 2019, indicates that BlackRock, Inc. (“BlackRock”) had sole voting power over 1,019,451 shares and sole dispositive power over 1,070,032 shares of Common Stock. The securities are beneficially owned by various investors for which BlackRock serves as investment advisor. For purposes of the Exchange Act, BlackRock is deemed to be a beneficial owner of such securities.

Directors and Executive Officers

Name	Number of Shares of Common Stock Beneficially Owned		Percent of Class[1]

Directors
Orin N. Bennett	65,264	[2]	*
Gary R. Burks	9,132	[3]	*
Joseph Q. Gibson	120,988	[4]	*
Jon W. Halfhide	40,700	[5]	*
David J. Inderkum	28,600		*
Linda J. Miles	21,109		*
Karl L. Silberstein	30,295	[6]	*
Terence J. Street	42,000	[7]	*
Lyle L. Tullis	308,175	[8]	1.79%

Named Executive Officers
Randall S. Eslick	73,299	[9]	*
Robert H. Muttera	124,235	[10]	*
James A. Sundquist	149,528	[11]	*

All current directors and named executive officers as a group (12 persons)	1,013,325		5.88%

1 *Represents less than one percent of outstanding Common Stock.

2 Includes 63,264 shares held in a trust of which Mr. Bennett is a trustee and 2,000 shares held jointly with his spouse.

3 All shares are held jointly with Mr. Burks’ spouse.

4 All shares are held in a trust of which Mr. Gibson is a trustee.

5 All shares are held in a trust of which Mr. Halfhide is a trustee.

6 Includes 18,500 shares held in a trust of which Mr. Silberstein is a trustee.

7 Includes 12,000 shares held in a trust of which Mr. Street is a trustee.

8 Includes 27,810 shares held by Mr. Tullis’ spouse in individual retirement accounts.

9 Includes 32,881 shares held jointly with Mr. Eslick’s spouse and 20,000 fully vested options. Mr. Eslick is also a director of the Company.

10 Includes 1,671 shares held in a trust of which Mr. Muttera is a trustee and 20,000 fully vested options.

11 Includes 134,301 shares held in a trust of which Mr. Sundquist is a trustee.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires the Company’s directors and executive officers to file with the SEC reports of ownership of Common Stock and other equity securities of the Company. To the Company’s knowledge, and based solely on a review of the filings made with the SEC and written representations from the directors and executive officers, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors and executive officers during the last fiscal year were filed in a timely manner, except that during 2019, Samuel D. Jimenez, an executive officer of the Company until January 2020, filed one Form 4 late with respect to shares transferred out of his Merchants Bank of Commerce 401(k) Profit Sharing Plan account to comply with the Company’s revised guidelines limiting the account value that may be held in Common Stock.

Securities Authorized for Issuance under Equity Compensation Plans

On May 21, 2019, the Company’s shareholders approved the Company’s 2019 Equity Incentive Plan. The Company also has a prior plan, the Amended and Restated 2010 Equity Incentive Plan, which was approved by the shareholders in 2008 and amended in 2010 and 2012 (the “2010 Equity Incentive Plan”). No additional awards are permitted under the 2010 Equity Incentive Plan. The following table sets forth the number of shares of Common Stock subject to outstanding options and the weighted-average exercise price of outstanding options under the 2010 Equity Incentive Plan, and the number of shares available for future awards under the 2019 Equity Incentive Plan, in each case as of December 31, 2019.

Plan Category	(a) Number of Securities To Be Issued Upon Exercise of Outstanding Options (#)	(b) Weighted Average Exercise Price of Outstanding Options ($)	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by security holders	86,400	5.06	486,900
Equity compensation plans not approved by security holders	None	None	None
Total	86,400	5.06	486,900

As of December 31, 2019, there were also 91,721 unvested restricted shares outstanding, of which 13,100 were granted under the 2019 Equity Incentive Plan.

INFORMATION ABOUT THE DIRECTOR NOMINEES

Information regarding each director nominee is provided below, including each nominee’s name, age as of the Record Date, the year first elected as a director of the Company, principal occupation, and work history during the past five years. There are no family relationships among any of the directors or executive officers. All directors of the Company also currently serve as directors of Merchants Bank of Commerce, previously Redding Bank of Commerce, the Company’s banking subsidiary. None of the director nominees has served as a director of another public company during the past five years.

Orin N. Bennett

Mr. Bennett, 71, has been a director of Merchants Bank of Commerce since September 2005 and of the Company since May 2006.

Business Experience: Mr. Bennett is a registered Civil Engineer in California and Oregon. He formed a civil engineering business in 1995 that in 2008 became Bennett Engineering Services in Roseville, California, which provides civil engineering services primarily in California. Mr. Bennett also is a partner in BD Properties, LLC, a real estate investment company. Mr. Bennett was employed by the international engineering firm of CH2M Hill prior to forming his own civil engineering business in 1979. Mr. Bennett’s knowledge of the Sacramento market and his real estate experience offer insight into the existing opportunities for a community bank to provide its services and operations and make his continued service on the Board a valuable asset.

Committees: Mr. Bennett serves on the Executive, Executive Compensation, Long-Range Planning, and Nominating and Corporate Governance Committees of the Board. He also serves as Chairman of the Merchants Bank of Commerce Loan Committee.

Gary R. Burks

Mr. Burks, 65, has been a director of Merchants Bank of Commerce since June 2007 and of the Company since May 2008.

Business Experience: Mr. Burks has been General Manager of Blach Beverage LLC (an Anheuser-Busch wholesale distributor) since 2018. Prior to that, he was Vice President and General Manager of Foothill Distributing Company, Inc. (an independent wholesale distributor for Anheuser-Busch products) in Redding from 1991 to 2018 and General Manager from 1982-1991, with 27 years of experience on its board. He currently serves on the Board of Directors of the Redding Colt 45s, a collegiate summer baseball team. He was formerly a Loaned Executive and an Executive Board member for the Greater Redding Chamber of Commerce, served as President of Redding Rotary, and was on the Corporate Governance Committee of the United Way of Northern California. Mr. Burks’ experience in running a large-scale company and his involvement in many academic and community activities make him a valuable member of the Board.

Committees: Mr. Burks serves as Chairman of the Nominating and Corporate Governance Committee, and serves on the Audit and Qualified Legal Compliance Committee (the “Audit Committee”), as well as the Executive Compensation and Long-Range Planning Committees of the Board. Mr. Burks also serves on the Technology Committee of Merchants Bank of Commerce.

Randall S. Eslick

Mr. Eslick, 62, has been a director of Merchants Bank of Commerce and of the Company since November 2013.

Business Experience: Please see the section entitled “Named Executive Officers of the Company.” Mr. Eslick joined the Company in 2001. He previously served on the board of directors of River Oak Center for Children and is its former board president. His experience with the Company, extensive career in banking, and reputation in the community make him a valuable member of the Board.

Committees: Mr. Eslick serves on the Long-Range Planning Committee of the Board. Because Mr. Eslick is an employee of the Company and is not considered independent under NASDAQ Stock Market (“NASDAQ”) listing standards, he is not a member of any other Board committees. Mr. Eslick is invited to attend all Board committee meetings as a guest, but is generally excused from executive sessions of the Board and Board committees of which he is not a member. He does not participate in any portion of a meeting during which his compensation is discussed. Mr. Eslick serves on the ALCO, CRA, Loan, and Technology Committees of Merchants Bank of Commerce.

Joseph Q. Gibson

Mr. Gibson, 72, has been a director of Merchants Bank of Commerce since November 2009 and of the Company since May 2010.

Business Experience: Mr. Gibson has been an insurance agent for 38 years and has over 40 years of experience in business management. He was an owner of SFI Insurance, Inc. from 1982 until it merged with George Petersen Insurance in 2017, and he was a teacher and administrator for Anderson Union High School from 1973 to 2003. He currently serves on the Anderson Union High School District Board, Shasta College Foundation Board, Shasta-Trinity Regional Occupational Program Board, and Shasta Historical Society Board. He is past president of Riverview Golf and Country Club and past president of the Anderson Rotary. Mr. Gibson’s extensive experience in the insurance industry, as well as his experience working with various organizations involved in academic and community activities, makes him a valuable member of the Board.

Committees: Mr. Gibson serves on the Long-Range Planning Committee of the Board. He also serves as Chairman of the CRA Committee and as a member of the ALCO, Loan, and Technology Committees of Merchants Bank of Commerce.

Jon W. Halfhide

Mr. Halfhide, 62, has been a director of Merchants Bank of Commerce since July 2005 and of the Company since May 2006. He was appointed Vice Chairman of the Board of the Company and of Merchants Bank of Commerce in February 2013.

Business Experience: Mr. Halfhide has been a health care consultant since 2013 and serves as Chairman of the Board of Directors of Shasta Regional Community Foundation, as a member of its Investment Committee, as Executive Chair and member of its Audit Committee, and as a member of its Community Disaster Relief Fund Committee. He also serves on the Simpson University Community Advisory Council. From 2000 to 2013, Mr. Halfhide served as President of Dignity Healthcare North State Service Area and St. Elizabeth Community Hospital. He has 29 years of management experience with Dignity Health (a health care provider) and has served in the capacity of Controller, Chief Financial Officer and Chief Executive Officer with Dignity Health North State. Mr. Halfhide also served on the non-profit board of directors of Mercy Foundation North and Catholic Healthcare West North State and on the non-profit board of directors of the Tehama County Economic Development Corporation. Mr. Halfhide’s experience as a certified public accountant, his knowledge of running a health care facility, and his involvement in community activities make his continued service to the Board a valuable asset.

Committees: Mr. Halfhide serves as Chairman of the Executive Compensation Committee, and is a member of the Audit, Executive, Long-Range Planning, and Nominating and Corporate Governance Committees of the Board. He also serves as Chairman of the ALCO Committee of Merchants Bank of Commerce.

David J. Inderkum

Mr. Inderkum, 64, has been a director of Merchants Bank of Commerce and of the Company since January 2019.

Business Experience: Mr. Inderkum has been involved with his family’s business, Coast Line Supply and Equipment located in Sacramento, California, since 1979 and has been its owner since 1998. He was a board member of The Merchants National Bank of Sacramento starting in 2003 and a board member of Merchants Holding Company starting in 2008 until they were acquired by the Company effective January 31, 2019. He has been a member of the non-profit Sportsmen’s Legacy Foundation since 2001 and has been their President/Chairman of the Board since 2012. He has also been an active member of The Sutter Club since 2003. Mr. Inderkum’s prior experience with Merchants Holding Company provided valuable knowledge to the Company during the acquisition integration process.

Committees: Mr. Inderkum serves on the Long-Range Planning Committee of the Board. He also serves as a member of the ALCO and CRA Committees of Merchants Bank of Commerce.

Linda J. Miles

Ms. Miles, 66, has been a director of Merchants Bank of Commerce since July 2013 and of the Company since May 2014.

Business Experience: Ms. Miles served as Executive Vice President and Chief Operating Officer of the Company and of Merchants Bank of Commerce from 2009 until her retirement in 2013. From 1996 to 2009, she served as Executive Vice President and Chief Financial Officer of the Company. From 1989 to 1995, she served as Senior Vice President and Chief Financial Officer of the Company. Before joining the Company, Ms. Miles was Senior Vice President and Chief Financial Officer at another California independent financial institution. Ms. Miles’ institutional knowledge, community banking experience and extensive history with the Company make her a valuable member of the Board.

Committees: Ms. Miles serves on the Audit and Long-Range Planning Committees of the Board. She also serves as Chairwoman of the Technology Committee and as a member of the ALCO and CRA Committees of Merchants Bank of Commerce.

Karl L. Silberstein

Mr. Silberstein, 63, has been a director of Merchants Bank of Commerce and of the Company since June 2016.

Business Experience: Mr. Silberstein has over 40 years of combined professional experience in public accounting and financial executive leadership. From 2011 to 2019, he was Senior Vice President, Financial Operations at Dignity Health, and he held various other positions with Dignity Health beginning in 2000. He also served as staff to its Audit Committee. He has 12 years of experience as a certified public accountant providing auditing and consulting services. Mr. Silberstein’s experience as a certified public accountant, designation as an audit committee financial expert, and service on numerous other corporate and non-profit boards, including roles as chair and president, make him a valuable member of the Board.

Committees: Mr. Silberstein serves as Chairman of the Audit Committee. He is also a member of the Executive Compensation and Long-Range Planning Committees of the Board and serves on the ALCO Committee of Merchants Bank of Commerce.

Terence J. Street

Mr. Street, 65, has been a director of Merchants Bank of Commerce since August 2012 and of the Company since May 2013.

Business Experience: Mr. Street has been the project director of the general contracting division of Clark Pacific, which manufactures prefabricated building systems, since 2019, and was the general manager of the general contracting division from 2014 to 2019. He is the past President of Roebbelen Contracting, Inc. located in El Dorado Hills, California. Mr. Street serves on the non-profit boards of directors of Mercy Foundation Sacramento, Cristo Rey High School, and Jesuit High School. He is past Chairman of the Board of United Business Bank, is a past director of the Construction Employers’ Association, is past Chairman of the Board of Trustees of Jesuit High School, and was formerly a board member of the Catholic Foundation of the Sacramento Diocese. Mr. Street’s business acumen, integrity, leadership and knowledge of the Sacramento market, as well as his community service make him a valuable member of the Board.

Committees: Mr. Street serves on the Audit, Long-Range Planning, and Nominating and Corporate Governance Committees of the Board. He also serves on the Loan and Technology Committees of Merchants Bank of Commerce.

Lyle L. Tullis

Mr. Tullis, 70, has been a director of Merchants Bank of Commerce and of the Company since May 2003. Mr. Tullis was appointed Chairman of the Board of the Company and of Merchants Bank of Commerce in February 2013.

Business Experience: Since February 1976, Mr. Tullis has served as president of Tullis, Inc., a general engineering construction company. Mr. Tullis is the past District Chairman of the Eureka and Shasta Districts of the Associated General Contractors of California. Mr. Tullis’ extensive business experience, which includes project financing, budgets, bidding and oversight of the final project, and his involvement in local community activities make him a valuable member of the Board.

Committees: Mr. Tullis serves as Chairman of both the Executive Committee and the Long-Range Planning Committee, and is a member of the Audit, Executive Compensation, and Nominating and Corporate Governance Committees of the Board. He is also a member of the ALCO and Loan Committees of Merchants Bank of Commerce.

DIRECTOR COMPENSATION

Compensation paid to non-employee directors consists of cash (in the form of monthly retainers and per-meeting fees) and, when authorized, equity (in the form of stock awards). Directors may defer fees in accordance with the Company’s Amended and Restated 2013 Directors Deferred Compensation Plan (the “2013 Directors DCP”). A director who is an officer/employee of the Company or of a subsidiary does not receive additional compensation for his or her membership on the Board.

The Executive Compensation Committee is responsible for all matters related to directors’ compensation in connection with reviewing and recommending non-employee director compensation to the Board, and does so on a periodic basis. Total compensation is targeted at or near the 50th percentile of the comparable peer group. The peer group selected for evaluating director compensation is the same as used for evaluating the compensation of the Company’s named executive officers (see section entitled “Overview of Compensation and Process”).

For purposes of establishing director compensation, in September 2016 the Executive Compensation Committee evaluated directors’ compensation as compared to detailed public company information provided by the consulting firm McLagan, a part of Aon plc (“McLagan”), which provides compensation consulting, operational benchmarking and best practice research across financial industries. The Executive Compensation Committee, with the assistance of McLagan, reevaluated directors’ compensation in November 2019 and determined that, based on peer metrics, an increase in the committee per-meeting fee for the Chairperson of the Audit Committee was warranted.

Monthly Retainers and Meeting Fees

Monthly retainers and per-meeting fees for service on the Company’s Board are detailed in the following table. In addition to the fees outlined in the table, independent directors received fees for their service on the Merchants Bank of Commerce board of directors and its respective committees. The total compensation for each director in 2019 is shown in the section entitled “Director Compensation Table.”

Fee Type	1/1/2019-12/4/2019 ($)	12/5/2019-12/31/2019 ($)

Monthly Fees
Retainer – Independent Director	800	800
Retainer (additional) – Chairperson of the Board	1,200	1,200

Per-Meeting Fees
Board Meeting	800	800
Committee Meeting – Chairperson (excluding Audit Committee)	775	775
Committee Meeting – Chairperson of Audit Committee	900	1,200
Committee Meeting – Non-Chairperson	400	400

Equity Compensation

In 2019, the Board adopted the 2019 Equity Incentive Plan, which upon shareholder approval at the 2019 annual meeting of shareholders, became effective and has since served as successor to the Company’s 2010 Equity Incentive Plan. Non-employee directors are eligible to receive equity awards under the 2019 Equity Incentive Plan. No equity awards were granted to non-employee directors in 2019.

Directors’ Deferred Compensation Plans

On December 19, 2013, the Board adopted a directors’ deferred compensation plan, which was amended and restated on February 20, 2018 and is referred to herein as the 2013 Directors DCP, to replace the directors’ deferred compensation plan dated January 1, 1993, as amended (the “1993 Directors DCP”). Both plans are nonqualified director benefit plans through which an eligible director may voluntarily elect to defer some or all of his or her current fees in exchange for the Company’s promise to pay a deferred benefit. The deferred fees are credited with interest, and the accrued liability is paid to the director upon separation from service. Directors may not defer additional compensation once their total benefit reaches $500,000.

Amounts held under the 2013 Directors DCP are credited with interest at a rate equal to the Bloomberg 20-year Investment Grade Financial Institutions Index rate (or a similar reference rate selected by the Company if the Bloomberg rate is not published) in effect on the immediately preceding December 31, plus two percent. The obligations under the 1993 Directors DCP will continue to accrue interest; however, since December 31, 2013, no additional deferrals are permitted under the 1993 Directors DCP. The interest rate applicable to amounts held under the 1993 Directors DCP is the Wall Street Journal prime rate in effect on the first business day of January and July plus three percent, with an option to change to a fixed rate of 10 percent, at the director’s election, immediately preceding termination of service.

No deferred compensation will be payable to a director until separation from service, whereupon all deferred compensation, together with interest thereon, will be paid in accordance with the terms of the respective plan in one lump sum or in installments if the director made such an election.

As of December 31, 2019, the Company’s accrued obligations under the 2013 Directors DCP and the 1993 Directors DCP totaled $3,872,969.

Director Compensation Table

The following table shows compensation paid to or accrued by non-employee directors during the fiscal year ended December 31, 2019, for service on the boards of the Company and of Merchants Bank of Commerce.

Name	Fees Earned or Paid in Cash ($)[1]	Nonqualified Deferred Compensation Earnings ($)	Total ($)
Orin N. Bennett	50,025	25,988	76,013
Gary R. Burks	31,850	0	31,850
Joseph Q. Gibson	34,675	12,324	46,999
Jon W. Halfhide	34,900	13,765	48,665
David J. Inderkum	17,600	0	17,600	[2]
Linda J. Miles	27,075	2,999	30,074
Karl L. Silberstein	28,200	2,272	30,472
Terence J. Street	37,525	4,662	42,187
Lyle L. Tullis	59,850	32,006	91,856

1 See the section entitled “Monthly Retainers and Meeting Fees.”

2 Total represents fees earned or paid in cash beginning January 31, 2019, when Mr. Inderkum became a director.

THE BOARD AND GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board is committed to sound and effective corporate governance principles and practices. The Board has adopted corporate governance guidelines to provide the framework for the governance of the Company. These guidelines set forth director qualifications and standards of independence and mandate that at least a majority of the Board and all the members of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee meet the criteria for independence.

Highlights of the Company’s corporate governance practices are described below. To fulfill its role, the Board, acting directly or through a Board committee, must perform the following primary functions:

●	Oversee the conduct of the Company’s business to evaluate whether or not the Company is being properly managed;
●	Review and, when appropriate, approve the Company’s major financial objectives, strategic plans, and actions;
●

Review and, when appropriate, approve major changes in and determinations of other major issues regarding the appropriate auditing and accounting principles and practices to be used in preparing the Company’s financial statements;

●	Assess major risk factors relating to the Company and its performance, and review measures to address and mitigate such risks;
●	Evaluate regularly the performance of the Chief Executive Officer and, with the advice of the Chief Executive Officer, evaluate regularly the performance of executive officers; and
●	Plan for succession of the Chief Executive Officer and monitor management’s succession planning for other key officers.

In discharging these obligations, directors are entitled to rely reasonably on the honesty and integrity of their fellow directors, the Company’s executive officers, and the Company’s outside advisors and auditors. Directors will be entitled to reasonable directors’ and officers’ liability insurance obtained on their behalf, the benefits of indemnification to the fullest extent permitted by law under the Company’s articles, bylaws and any indemnification agreements, and exculpation as provided by state law and the Company’s articles.

The Board is committed to good business practices, transparency in financial reporting, and high standards of corporate governance. The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. The Board regularly monitors developments in the area of corporate governance. The Board periodically reviews the Company’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and the practices of other companies, as well as the requirements of applicable law, NASDAQ listing standards, and SEC regulations.

Role in Risk Oversight

The Board has ultimate authority and responsibility for overseeing risk management of the Company. Some aspects of risk oversight are fulfilled at the full Board level. Additionally, the Board, or a committee of the Board, receives periodic reports from management on credit risk, liquidity risk, interest rate risk, capital risk, operational risk, and economic risk. The Audit Committee oversees financial, accounting, and internal control risk management. The internal audit function and the independent registered public accounting firm report directly to the Audit Committee. The Executive Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs.

Corporate Governance Documents

Code of Conduct Policy, Code of Ethics, and Other Corporate Governance Documents

The Board has adopted a Code of Conduct Policy that applies to all directors, officers, and employees of the Company and its affiliates, and a Code of Ethics that applies to the Company’s chief executive officer, chief financial officer, principal accounting officer, and controller or any person serving in those capacities. The Code of Conduct Policy and Code of Ethics embody the Company’s commitment to high standards of ethical and professional conduct. All directors, officers, and employees of the Company and its affiliates are required to certify annually that they have read and complied with the Code of Conduct Policy. The Code of Conduct Policy consists of basic standards of business practice as well as professional and personal conduct. You may access the Code of Conduct Policy, which includes the Code of Ethics, as well as the articles and bylaws, by visiting the Company’s corporate website at www.bankofcommerceholdings.com or by writing to Bank of Commerce Holdings, Attention: Corporate Secretary, 1901 Churn Creek Road, Redding, California 96002.

Anti-Hedging Policy

The Company has an Anti-Hedging Policy that prohibits the Company’s directors, officers, and employees from engaging in a “hedging transaction,” which is generally a transaction that would have the economic effect of establishing a downside price protection in connection with Common Stock owned by such person. These transactions can include the purchase of prepaid variable forward contracts, equity swaps, collars, short sales, and exchange funds, among others. Such transactions may create the appearance that the person’s interests generally are not aligned with those of the Company’s shareholders, to the extent that it is designed to hedge or offset against any decrease in the market value of Common Stock.

Anti-Pledging and Margin Account Policy

The Company has an Anti-Pledging and Margin Account Policy that prohibits the Company’s directors and executive officers from pledging Common Stock as collateral or from holding Common Stock in a margin account. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to make a margin call, and any such margin sale may occur at a time when the pledgor is aware of material nonpublic information. None of the Company’s directors or executive officers have pledged shares of Common Stock or hold shares of Common Stock in a margin account.

Clawback Policy

The Company has a Clawback Policy providing for the recovery of incentive compensation in certain circumstances. Under the Clawback Policy, if the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws, and the Board determines that the misconduct of any person who was an executive officer at the time of the misconduct contributed to the requirement to restate the Company’s financial statements, the Company will recover compensation from any such current or former executive officer who received incentive compensation (including equity-based compensation) during the one-year period preceding the date of the restatement, in excess of what would have been paid to the executive absent the erroneous data.

Stock Ownership and Retention Guidelines

The Company has Director and Executive Officer Stock Ownership and Retention Guidelines that are intended to help closely align the financial interests of such persons with those of the Company’s shareholders. Within five years after appointment or election to the Board or five years from December 20, 2016 (the date the guidelines were originally adopted), whichever is later, each director is expected to acquire and retain shares of Common Stock having a market value of at least five times his or her annual cash retainer (as defined in the guidelines and exclusive of chairperson retainers and committee per-meeting fees). All directors have met the guideline.

Similarly, executive officers who are required to file reports pursuant to Section 16 of the Exchange Act are expected, within five years of appointment or five years from December 20, 2016, whichever is later, to acquire and retain Common Stock having a market value equal to at least two times his or her annual base salary. All executive officers have met the guideline.

Unless a director or executive officer has achieved the applicable guideline level of share ownership, he or she is required to retain an amount equal to 50 percent of the net shares received as a result of the exercise, vesting or payment of any Company equity awards granted to him or her. A director or executive officer must continue to retain such shares for as long as the director or executive officer is subject to the guidelines.

Board Leadership Structure

The Board is committed to maintaining an independent Board. To that end, the Company separates the duties of Chairman and Chief Executive Officer. The Board believes that the separation of duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined and that a non-employee director who is not serving as an executive of the Company can best provide the necessary leadership and objectivity required as Chairman.

Chairman of the Board

The Board appoints one of its independent members to serve as the Chairman of the Board. The Chairman chairs all regular sessions of the Board and, with input from the Chief Executive Officer to the extent appropriate, sets the agenda for Board meetings, subject to the right of each Board member to suggest agenda items.

Executive Officers

The Board recognizes that the actual management of the business and affairs of the Company is conducted by the Chief Executive Officer and other senior executives under his supervision. In performing the management function, the Chief Executive Officer and other senior executives are obliged to act in a manner that is consistent with the oversight functions and powers of the Board and the standards of the Company and to execute any specific plans, instructions, or directions of the Board.

Size of Board

The exact number of directors shall be fixed from time to time by the Board within the requirements of the Company’s articles and bylaws. At its January 2019 meeting, in connection with the acquisition of Merchants Holding Company, the Board increased the number of directors to 10, effective January 31, 2019.

Director Orientation and Continuing Education

All new directors participate in an orientation program. As part of the orientation, each director receives, among other materials, access to the Company’s articles, bylaws, Board and committee meeting materials and minutes, committee charters, regulatory examination reports and filings, corporate governance documents and other policies relating to the Board, and strategic plan. A new director will attend a meeting with the Chief Executive Officer and Chief Financial Officer to be briefed on these materials as well as significant financial, accounting, and risk management issues. Each director is required to review and sign the Company’s Insider Trading Policy and the Code of Conduct Policy.

All directors receive annual director education in subjects relevant to the duties of a director, including the study of corporate governance best practices and ethics. The Board requires directors to participate in continuing education programs and reimburses directors for the expenses of such participation.

Board Attendance and Annual Meeting Policy

Directors are expected to attend Board meetings and meetings of committees on which they serve. Directors are expected to devote an adequate amount of time and effort to properly discharge their responsibilities. Information and data are important to the Board’s understanding of the Company, and management distributes materials to directors sufficiently in advance of each meeting to permit their review.

The Board held 13 meetings during 2019. All directors attended at least 75 percent of the aggregate number of meetings of the Board and of the committees on which such director served. The Company does not have a formal policy requiring the attendance of its directors at each annual meeting of shareholders; however, directors are encouraged to attend. The Company had 10 directors at the time of its 2019 annual meeting of shareholders, and all directors attended the meeting.

DIRECTOR INDEPENDENCE, CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence

The Nominating and Corporate Governance Committee has reviewed the applicable legal standards for Board and Board committee member independence and the criteria applied to determine audit committee financial expert status. The Board has analyzed the independence of each director and nominee and has determined which nominees and members of the Board meet the standards regarding independence required by applicable law, NASDAQ listing standards, and SEC regulations, and whether or not each such director nominee is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or Merchants Bank of Commerce; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. Such arrangements are discussed in detail in the section entitled “Certain Relationships and Related Transactions.”

Based on these standards, the Board has determined that each of the following non-employee directors (all of whom are director nominees) is independent:

Orin N. Bennett	Jon W. Halfhide	Karl L. Silberstein
Gary R. Burks	David J. Inderkum	Terence J. Street
Joseph Q. Gibson	Linda J. Miles	Lyle L. Tullis

Randall S. Eslick, who serves as President and Chief Executive Officer of the Company, is not independent because he is currently an executive officer of the Company. All of the members of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee are independent.

Certain Relationships and Related Transactions

Policy and Procedures on Related Person Transactions

The Company adopted its Code of Conduct Policy to promote a “tone at the top” of the highest ethical standards within the Company and its affiliates. The Code of Conduct Policy requires all directors, officers, and employees of the Company and its affiliates to immediately disclose situations that might create a conflict of interest, or the perception of a conflict of interest, which include transactions involving entities with which such personnel are associated. The Board recognizes that related person transactions present a heightened risk of conflicts of interest and/or improper valuation, or the perception thereof. Such transactions involving directors or executive officers of the Company must be approved by a majority of the members of the Board who are not parties to the specific transaction after full disclosure of the material terms to the Board. The Board will determine whether or not the transactions are fair and reasonable to the Company at the time of such approval, with those members of the Board, if any, who have an interest in the transaction abstaining. Such procedures are consistent with the provisions of California law governing corporations. Merchants Bank of Commerce has a Regulation O Policy that applies to loans to its executive officers and directors and to the Company’s directors, executive officers, and principal shareholders.

Lending and Other Ordinary Business Transactions

Merchants Bank of Commerce conducts banking transactions in the ordinary course of business with some of the Company’s directors and executive officers, as well as some of their family members and/or affiliated entities. All such transactions, including those entered into since January 1, 2018, were on substantially the same terms, including interest rates, collateral, and repayment, as those available at the time for similar transactions with unrelated parties. None of the loans or credit transactions involved more than the normal risk of collectability or presented other unfavorable features.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established, among others, a standing Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee. All members of these three committees meet the standards of independence defined by applicable law, NASDAQ listing standards and SEC regulations.

You may access the current charters of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee by visiting the Company’s website at www.bankofcommerceholdings.com or by writing to Bank of Commerce Holdings, Attention: Corporate Secretary, 1901 Churn Creek Road, Redding, California 96002.

Information about each of these three committees of the Board, including the members who served during 2019, the number of meetings held in 2019, and the committee’s purpose, follows.

Audit Committee
Members:	Karl L. Silberstein, Chairman[1]	Linda J. Miles
	Gary R. Burks	Terence J. Street
	Jon W. Halfhide	Lyle L. Tullis

Number of meetings:	7

Purpose:

To assist the Board in fulfilling its fiduciary responsibilities by overseeing the audit and risk management functions of the Company and specifically, to assist in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s audit functions, (iv) compliance by the Company with legal and regulatory requirements, and (v) the Company’s risk management efforts.

Executive Compensation Committee
Members:	Jon W. Halfhide, Chairman	Karl L. Silberstein
	Orin N. Bennett	Lyle L. Tullis
Gary R Burks

Number of meetings:	9

Purpose:

To discharge the responsibilities of the Board relating to (i) all compensation (including but not limited to salary, incentives, and perquisites) of the Company’s named executive officers and directors who are not employees of the Company, and (ii) administration of the Company’s equity compensation plans and other benefit plans.

Nominating and Corporate Governance Committee
Members:	Gary R. Burks, Chairman	Terence J. Street
	Orin N. Bennett	Lyle L. Tullis
Jon W. Halfhide

Number of meetings:	6

Purpose:

To assist the Board (i) in identifying qualified individuals to become Board members, (ii) in determining the composition of the Board and its committees, (iii) in identifying executive officers and management succession, (iv) in developing the Company’s corporate governance guidelines and practices, and (v) in evaluating the Board and its committees.

1 Mr. Silberstein qualifies as an audit committee financial expert.

DIRECTOR QUALIFICATIONS AND NOMINATIONS FOR DIRECTOR

The Nominating and Corporate Governance Committee of the Board has been delegated the responsibility to identify, evaluate and recommend candidates for election as directors when there is a vacancy on the Board and for each annual meeting of shareholders. The goal of the Nominating and Corporate Governance Committee’s nominating process is to assist the Company in attracting competent individuals with the requisite management, financial, and other expertise who will serve as directors and act in the best interests of the Company and its shareholders. The Nominating and Corporate Governance Committee consults with other Board members, the Company’s Chief Executive Officer, and other Company personnel in this process. The Nominating and Corporate Governance Committee will consider an individual recommended by a shareholder for nomination as a director provided that the shareholder making the recommendation follows the procedures for submitting a proposed nominee’s name and provides the required information described below, and in the Company’s bylaws.

Director Qualifications and the Nomination Process

The Board must consist of a majority of directors who meet the independence criteria required by applicable law, NASDAQ listing standards, and SEC regulations, and as adopted by the Board. The Nominating and Corporate Governance Committee regularly reviews the composition of the Board in light of the backgrounds, industries, professional experiences, and various communities, both geographic and demographic, represented by the current members. It also monitors the expected service dates of Board members, any planned retirement dates, and other anticipated events that may affect a director’s continued ability to serve. The Nominating and Corporate Governance Committee periodically reviews Board self-evaluations and information with respect to the business and professional expertise represented by current directors in order to identify any specific skills desirable for future Board members.

The Board has approved certain minimum standards for first-time director candidates, and the Nominating and Corporate Governance Committee has developed a process for identifying and evaluating first-time nominees in light of these standards and other such factors as deemed appropriate. These standards and the evaluation process apply to all first-time director nominees, including those nominees recommended by shareholders. This process is based on the Nominating and Corporate Governance Committee’s familiarity with the composition of the current Board, its awareness of anticipated openings, and its assessments of desirable skills or expertise.

The Board has approved the following minimum qualifications for first-time nominees for director, including nominees recommended by shareholders, for election to the Company’s Board: (i) a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role (i.e., chief executive officer, managing partner, president, chief financial officer, etc.); (ii) financial literacy or other professional or business experience relevant to an understanding of the Company and its business; (iii) a demonstrated ability to think and act independently and work constructively in a group environment; (iv) personal and professional integrity; (v) good business judgment; and (vi) the ability to devote sufficient time and energy to diligently performing the duties of a director. The Nominating and Corporate Governance Committee will determine, in its sole discretion, whether or not a nominee meets these minimum qualifications. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and, aside from the minimum qualifications, no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a significant and diverse composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Corporate Governance Committee also will consider if such candidate meets the independence standards defined by NASDAQ listing standards, SEC regulations and any additional requirements imposed by law or regulation on the members of the Audit Committee, Executive Compensation Committee, and the Nominating and Corporate Governance Committee of the Board.

Following the initial review, the Nominating and Corporate Governance Committee’s designee arranges an introductory meeting with the candidate, the Chief Executive Officer, and the Chairman of the Board (and in some cases with additional directors) to determine the candidate’s interest in serving on the Board. The Nominating and Corporate Governance Committee, together with the Chief Executive Officer, then conducts a comprehensive interview with the candidate. The candidate will be asked to provide the information required to be disclosed in the Company’s proxy statement. Assuming a satisfactory conclusion to the process, the Nominating and Corporate Governance Committee will then recommend to the Board that it interview the candidate. After the Board-level interview, the Board will proceed in accordance with the Company’s bylaws and committee charters.

Director Nominations by Shareholders

A shareholder who wishes to submit an individual’s name for consideration by the Nominating and Corporate Governance Committee for nomination for election as a director of the Company at the 2021 annual meeting of shareholders should deliver such recommendation to the Company’s Corporate Secretary no later than December 7, 2020 and provide (i) the shareholder’s name, address and the number of shares of Common Stock beneficially owned by the shareholder; (ii) the name of the proposed nominee and the number of shares of Common Stock beneficially owned by the nominee; (iii) a representation that the shareholder is a holder of record entitled to vote; (iv) a representation of whether the shareholder or beneficial owner, if any, intends or is part of a group that intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee, or (B) otherwise to solicit proxies from shareholders in support of such nomination; (v) sufficient information about the nominee’s experience and qualifications for the Nominating and Corporate Governance Committee to make a determination about whether or not the individual would meet the minimum qualifications for director nominees; and (vi) such individual’s written consent to serve as a director of the Company, if elected. The Nominating and Corporate Governance Committee has the right to request, and the shareholder will be required to provide, such additional information with respect to the shareholder nominee as the Nominating and Corporate Governance Committee may deem appropriate or desirable to evaluate the proposed nominee in accordance with the nomination process, including the information about the proposed nominee that is required to be disclosed by the Company in its proxy statement under Regulation 14A of the Exchange Act. See also the section entitled “SHAREHOLDER PROPOSALS AT THE 2021 ANNUAL MEETING.”

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the Company’s executive compensation philosophy and objectives. In 2019, the Company had four executive officers who performed a policy-making function for the Company. In accordance with SEC regulations for smaller reporting companies, the following analysis presents the compensation for 2019 for the Company’s principal executive officer and the other two most highly paid executive officers during 2019 (the “named executive officers”).

Named Executive Officers of the Company

The following table and narrative sets forth information with respect to the three named executive officers of the Company, as shown in the section entitled “Summary Compensation Table,” including their ages and employment history for at least the last five years.

Name	Age	Positions
Randall S. Eslick	62	President and Chief Executive Officer (Principal Executive Officer)
James A. Sundquist	65	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Robert H. Muttera	66	Executive Vice President and Chief Credit Officer

Randall S. Eslick has served as President and Chief Executive Officer of the Company since November 2013 and has over 38 years of banking experience. He previously served as Regional President of Merchants Bank of Commerce (8 years), as Senior Vice President and Regional Manager (3 years), and as Senior Vice President and Commercial Loan Officer (1 year). Prior to his employment with the Company, Mr. Eslick was employed by a community business bank based in Sacramento for 14 years, and he began his career in banking with a major California bank where he worked for 5 years. Mr. Eslick was appointed to the Board of the Company and to the board of directors of Merchants Bank of Commerce in November 2013 when he assumed the role of President and Chief Executive Officer of the Company. As the Chief Executive Officer and a director, Mr. Eslick serves as the primary liaison between the Board and management and as the executive officer with overall responsibility for executing the Company’s strategic plan.

James A. Sundquist has served as Executive Vice President, Chief Financial Officer, and Principal Financial and Accounting Officer of the Company since December 2014. Prior to joining the Company, Mr. Sundquist had been retired since 2008. Mr. Sundquist has worked at several California independent financial institutions over the course of his career, including in the positions of Executive Vice President and Chief Financial Officer (9 years), Executive Vice President and Chief Operating Officer (2 years), Senior Vice President and Chief Financial Officer (11 years), and Vice President and Controller (4 years). Prior to his bank service, Mr. Sundquist was employed as a certified public accountant at an international public accounting firm.

Robert H. Muttera has served as Executive Vice President and Chief Credit Officer of the Company since January 2014. He previously served as Senior Vice President at a commercial real estate advisory firm (6 years), as Executive Vice President and Chief Credit Officer of three California independent financial institutions (22 years), and as Vice President and Senior Commercial Loan Officer of a California independent financial institution (4 years). He began his career as a senior accountant and certified public accountant at an international public accounting firm.

Role of Executive Compensation Committee

In 2019, on an advisory basis, the Company’s shareholders again voted to take advisory votes on named executive officer compensation on an annual basis. The Company has followed the guidance of its shareholders and annually requests the approval on an advisory basis of the compensation of named executive officers (the “say-on-pay proposal”).

The Executive Compensation Committee evaluates the Company’s executive compensation programs in light of market conditions, shareholder views, and governance considerations and makes changes as appropriate. At the Company’s 2019 annual meeting of shareholders, shareholders approved the say-on-pay proposal with close to 99 percent of shareholder votes cast in favor of the proposal. As the Executive Compensation Committee evaluated the Company’s compensation programs in 2019, it took into account the shareholders’ vote of confidence in the named executive officer compensation program as described below to continue the link of pay to performance.

The Board of the Company strives to ensure that its compensation programs and practices are consistent with the strategic goals and objectives of the Company and that they maintain the Company’s high standards of effective corporate governance. The Board has appointed the Executive Compensation Committee to play a central role in formulating the Company’s compensation philosophy and programs and in making pay decisions for executive officers. The compensation programs include elements that are designed specifically for the executive officers.

The Company’s executive compensation philosophy and programs play an important role in achieving long-term growth in shareholder value. As a guiding principle, the Company designs its compensation programs to reward its executive officers for recent performance and to motivate them to achieve strong future performance for the Company and long-term value for shareholders.

In keeping with the long-term Company goals and efforts to increase shareholder value and align executive officer compensation with performance, the Executive Compensation Committee has taken certain actions over the years including:

●

Developed the Company’s executive compensation philosophy of “pay for performance” that is competitive in the marketplace, while keeping compensation opportunities and payouts reasonable and not excessive;

●

Established performance-based awards in the Company’s Executive Management Short-Term Variable Incentive Program (the “Short-Term Program”) and Executive Management Long-Term Variable Incentive Program (the “Long-Term Program”);

●	Retained an independent compensation consultant to advise on executive compensation issues and assist in developing appropriate programs;
●	Reviewed and approved industry-specific peer group information for more thorough performance comparisons; and
●	Designed a clearly defined competitive pay strategy aligning Company goals with shareholder value.

It is the responsibility of the Executive Compensation Committee to:

●	Establish and annually review and approve policies regarding executive compensation programs and practices, and periodically review director compensation practices;
●	Recommend to the Board for its approval changes to executive officer compensation programs and director compensation practices;
●	Review and approve all executive officer annual base salary levels, annual (short-term) incentive opportunity levels, long-term incentive opportunity levels, and any special supplemental benefits;
●	Review and approve all executive officer employment, compensation, and retirement agreements;
●	Establish and administer annual (short-term) and long-term incentive compensation programs for the executive officers;
●	Review the independent risk assessment of all incentive compensation plans conducted by the Chief Risk Officer;
●	Provide oversight regarding the Company’s benefit plans, policies, and arrangements on an as-needed basis;
●	Recommend to the Board for its approval, and submission to the Company’s shareholders when appropriate, incentive compensation plans and equity-based plans; and
●	Exercise appropriate oversight regarding compliance with the provisions of applicable governing laws and regulations.

Commitment to Quality Governance

The Executive Compensation Committee has adopted the following guidelines intended to ensure quality governance of the Company’s “pay for performance” philosophy:

●	Only independent members of the Board may serve on the Executive Compensation Committee;
●

The Executive Compensation Committee meets on a regular basis as needed throughout the year. Generally, the Executive Compensation Committee will review year-to-date financial performance versus budget, executive officer stock ownership levels, each executive officer’s target total compensation for the year, and other topics as appropriate;

●

The Executive Compensation Committee reviews each executive officer’s total compensation package, including base salary, cash and stock incentive awards, qualified and nonqualified retirement plans, and perquisites, and compares it to the peer group;

●	No executive officer or employee is permitted to be present when his or her compensation or performance, or the compensation or performance of the Chief Executive Officer, is discussed.
●	The Executive Compensation Committee utilizes independent compensation consultant reports to assist in the analysis of compensation packages;
●	The Executive Compensation Committee charter provides that changes to compensation programs applicable to the Company’s executive officers are submitted to the full Board for approval;
●

The Executive Compensation Committee annually reviews and reassesses its charter and recommends any proposed changes to the Board for approval. The Executive Compensation Committee also conducts an annual evaluation of its own performance, comparing its performance with the requirements of its charter; and

●

The Executive Compensation Committee reports on its meetings to the full Board. Additionally, the Executive Compensation Committee reports to the full Board the results of its evaluation of its own performance.

Risk Assessment of Executive Officer Incentive Compensation Programs

In 2019, the Executive Compensation Committee reviewed with the Company’s Chief Risk Officer incentive compensation programs to which the Company’s executive officers were a party in order to:

●	Confirm that the features aligned with the FFIEC Interagency Guidance on Sound Incentive Compensation Policies;
●	Identify any features that posed imprudent risks to the Company and limit those features to ensure the Company was not unnecessarily exposed to risks; and

●	Identify and limit any features that would encourage the manipulation of reported earnings of the Company to enhance compensation.

After considering these items, it was the Executive Compensation Committee’s view that the Company’s compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on its business or operations.

Role and Relationship of the Compensation Consultant

The Executive Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Executive Compensation Committee has direct access to outside advisors and consultants throughout the year.

The Executive Compensation Committee has utilized the services of McLagan as an independent outside compensation consultant periodically since 2012. During 2019, McLagan assisted the Executive Compensation Committee in connection with general compensation questions and issues. McLagan’s services include conducting peer group analysis and benchmarking studies, establishing compensation guidelines, assisting with the design of incentive programs, and providing insight on emerging regulations and best practices. McLagan was engaged directly by and reports directly to the Executive Compensation Committee.

The Executive Compensation Committee considered the independence of McLagan in light of NASDAQ listing standards and SEC regulations. The Executive Compensation Committee requested and received a report from McLagan addressing the independence of McLagan and the senior advisors involved in the engagement, which considered the following factors: (i) other services provided to the Company by McLagan; (ii) fees paid by the Company as a percentage of Aon’s total revenue; (iii) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the senior advisors and a member of the Executive Compensation Committee; (v) any Common Stock owned by the senior advisors; and (vi) any business or personal relationships between the Company’s executive officers and the senior advisors. The Executive Compensation Committee discussed these considerations and concluded that the work performed by McLagan and the senior advisors involved in the engagement did not raise any conflict of interest.

Executive Compensation Philosophy

Based on the Company’s philosophy to link compensation to Company, business, and individual performance, the compensation programs for the executive officers are focused on three essential goals:

●

To compete favorably with peers in attracting and retaining qualified individuals as executive officers by offering competitive pay, generally targeted at the median compared to the Company’s peer group, with adjustments to reflect skill level and experience.

●	To “pay for performance” by compensating executive officers based upon:
o	The Company’s performance measured against pre-established performance metrics; and
o	The Company’s performance compared to its peer group performance.
●

To align the interests of shareholders and executive officers by using equity awards for long-term compensation so executive officers benefit only if the Company’s stock price rises and shareholders are similarly rewarded.

Executive Officer Compensation Elements

Executive officer compensation for 2019 included the following elements:

Compensation Element	What the Compensation Element Rewards	Description and Purpose of the Compensation Element
Base Salary	Core competence in the executive’s role relative to skills, years of experience, and contributions to the Company.	Provides for fixed compensation based on competitive market salary levels.
Short-Term Incentives (Cash)	Contributions toward the Company’s achievement of specified profitability, growth, and credit quality metrics.

An annual performance-based award that provides focus on meeting short-term goals that lead to the long-term success of the Company and which motivates achievement of critical annual performance metrics.

Long-Term Incentives (Equity)	Contributions toward the Company’s achievement of specified profitability metrics, corporate governance, and strategic objectives.

Restricted stock awards increase executive ownership in the Company and aid in executive retention in a challenging business environment and competitive labor market; these awards emphasize positive long-term performance and align executive interests with those of shareholders.

Retirement Benefits	Retention of executive for the balance of his/her career.

Salary continuation agreements provide retirement benefits for the executive commensurate with those available to comparable peers. The qualified Merchants Bank of Commerce 401(k) Profit Sharing Plan, available to all eligible employees, provides the executive with a mechanism to save for retirement.

Health and Welfare Benefits	Such benefits are part of a broad-based competitive total compensation program.	Employee benefit plans are generally available to all employees and include disability plans, paid time off, and health and life insurance.
Additional Benefits and Perquisites	Active participation in business and promotional activities on behalf of the Company.	Provides for the executive to promote the Company’s business and may include club memberships and the use of a bank-owned automobile.

Overview of Compensation and Process

It is the practice of the Executive Compensation Committee to periodically review the history of all elements of each executive officer’s total compensation over previous years and compare the compensation of the executive officer with that of executive officers in an appropriate marketplace and peer group. Base salaries for executive officers generally are reviewed and set every two years by the Executive Compensation Committee. The Executive Compensation Committee reviews and recommends the Short-Term Program and Long-Term Program for the new fiscal year to the Board for approval, reviews and approves awards granted under such programs, and reports approved awards to the Board.

McLagan, the independent compensation consultant to the Executive Compensation Committee since 2012, has been engaged to assist in identifying a peer group of comparable financial institutions and review the Company’s compensation program for its executive officers relative to that of the peer group. The analysis covers salaries, cash compensation (salary plus cash bonuses), direct compensation (salary plus cash bonuses plus equity/long-term compensation), and total compensation (direct compensation plus retirement benefits plus other compensation), including a review of compensation relative to that of the peer group. The peer group and executive compensation and comparison analysis have been updated by McLagan periodically since 2012.

In September 2016, the Executive Compensation Committee engaged McLagan to review compensation for its named executive officers relative to that of similar financial institutions. McLagan presented the Executive Compensation Committee with an analysis of salaries, cash compensation (salary plus cash bonuses), direct compensation (salary plus cash bonuses plus equity/long-term compensation), and total compensation (direct compensation plus retirement benefits plus other compensation). Such analysis included a review of compensation relative to that of comparable financial institutions. In November 2017, McLagan provided the Executive Compensation Committee with a compensation review update that did not revise the peer group, but which updated information as to the asset size of the peer group members and provided updated market compensation information. A summary of the findings from the McLagan November 2017 report comparing the compensation of the Company’s named executive officers to estimated 2018 target compensation for the market indicated that the salaries, cash compensation, and direct compensation at target performance for the Company’s named executive officers were within a market competitive range. The following financial services companies located in California, Oregon and Washington represented the peer group (the “Peer Group”) selected by the Executive Compensation Committee with McLagan’s assistance in September 2016 and utilized for the November 2017 study. The primary criteria for the Peer Group included total assets, geographic locations, performance and business model. The compensation of this Peer Group’s executives was used to establish the Company’s 2018 and 2019 named executive officer salaries.

1st Century Bancshares Inc.	First Foundation Inc.	Pacific Continental Corp
American River Bankshares	First Northern Community Bancorp	Pacific Mercantile Bancorp
Bank of Marin Bancorp	FNB Bancorp	Provident Financial Holdings
Cascade Bancorp	Heritage Commerce Corp	Riverview Bancorp Inc.
Central Valley Community Bancorp	Heritage Oaks Bancorp	Sierra Bancorp
Community West Bancshares	Oak Valley Bancorp	United Security Bancshares
First Financial Northwest Inc.

Compensation Objectives

The Company’s executive compensation programs are designed (i) to attract and retain well-qualified executive officers, (ii) to link executive officer compensation to the Company’s financial performance, and (iii) to reward executive officers for creating shareholder value. The Company believes its executive compensation programs achieve these objectives.

In order to set competitive benchmarks for 2019 salaries and long-term compensation for the executive officers, the Executive Compensation Committee reviewed data compiled in the compensation report prepared by McLagan in November 2017. This data presented base salary, annual cash incentive, long-term incentive, and total compensation amounts as reported in the annual filings for executive officers of the peer group whose positions and responsibilities most closely matched those of the Company’s executive officers. For each of the Company’s executive officers, this compensation data was examined relative to peer group median compensation. The Executive Compensation Committee used this information to help determine competitive benchmarks for 2019 base salary and for purposes of the 2019 Short-Term Program and 2019 Long-Term Program.

The Executive Compensation Committee solicits input from the entire Board to review, establish and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation. At a meeting at which the Chief Executive Officer is not present, the Executive Compensation Committee evaluates the Chief Executive Officer’s performance in light of these corporate goals and objectives and determines the Chief Executive Officer’s compensation based on the evaluation. Typically, the Chief Executive Officer makes compensation recommendations to the Executive Compensation Committee with respect to the executive officers who report to him. Such executive officers are not present at the time of these deliberations.

Review of Executive Performance

The Executive Compensation Committee annually reviews each compensation element for executive officers. The Executive Compensation Committee takes into account the role and responsibilities, expertise, skills, and years of experience of each executive officer in comparison to competitive salary levels.

The Executive Compensation Committee may, in its sole discretion, determine that an executive officer shall not be granted all or any portion of an incentive compensation award, regardless of having achieved the applicable performance goal, if the Executive Compensation Committee determines that the executive officer has failed to comply with the Company’s Code of Ethics, Code of Conduct Policy, or another Company policy, or for any other lawful reason as determined by the Executive Compensation Committee.

Executive Officer Compensation

The components of executive compensation are intended to work together to compensate each executive officer fairly for services, reward him based on the Company’s overall performance, and reward his own performance during the year. In assessing the executive officer’s total rewards, the Executive Compensation Committee reviews each component of his compensation and considers and evaluates pay mix, the competitive market, and the value of total pay, benefits and perquisites. The Executive Compensation Committee further takes into consideration the shareholder voting results on named executive officer compensation, which historically have indicated a high level of support.

Base Salary

Base salary generally is established by the Executive Compensation Committee based on the executive officer’s performance, experience, competent and effective execution of strategic objectives, and level of responsibilities, with total compensation targeted at or near the 50th percentile of the most recently selected peer group for targeted or budgeted performance. In setting the base salaries of the executive officers for 2018 and 2019, the Executive Compensation Committee considered the compensation packages of executives in the Company’s peer group, the growth and increased complexity of the Company, and the Company’s level of success in its short- and long-term goals in relation to:

●	Achievement of specific profitability, loan growth, deposit growth and asset quality targets;
●	Performance results relative to the peer group;
●	Short- and long-term strategic goals; and
●	Overall financial performance of the Company.

The Executive Compensation Committee determined to maintain annual base salary levels for executive officers for 2019 at the amounts established for 2018, as shown below.

Named Executive Officer	2018 Salary ($)	2019 Salary ($)	Increase (%)
Randall S. Eslick	440,000	440,000	0.00
James A. Sundquist	295,000	295,000	0.00
Robert H. Muttera	280,000	280,000	0.00

Short-Term Program

The Short-Term Program adopted in 2019 provided for cash incentive awards and was designed to reward the Company’s executive officers for achieving short-term financial goals including loan and deposit growth, net income, retention of acquired core deposits from The Merchants National Bank of Sacramento, and satisfactory asset quality.

The Executive Compensation Committee approved a threshold, target and maximum payout as a percentage of the base salary earned during the incentive period for each executive officer. These targets were based on competitive market practices for each comparable position.

The table below reflects the payout opportunities for the named executive officers that were approved for 2019:

Named Executive Officer	Threshold (% of Salary)	Target (% of Salary)	Maximum (% of Salary)
Randall S. Eslick	19.25	35.00	50.75
James A. Sundquist	16.50	30.00	43.50
Robert H. Muttera	16.50	30.00	43.50

The Short-Term Program established a set of financial metrics which were intended to drive performance. Each metric had a weight assigned within the Short-Term Program. These metrics included (i) average and spot performing loan growth, (ii) average and spot core deposit growth, (iii) net income, (iv) retention of core deposits in the acquisition of The Merchants National Bank of Sacramento, and (v) classified ratio.

Payments under the Short-Term Program were subject to achievement of pre-set return on average asset (“ROAA”) thresholds up to a maximum ROAA cap. Laddered ROAA thresholds in a range of 0.90 percent up to 1.09 percent were established to cap the maximum aggregate award earned and paid out under the Short-Term Program based on the level of ROAA performance achieved. The laddered ROAA thresholds were prorated and designed to ensure that an appropriate relationship was maintained between Company earnings and executive officer incentives.

The table below summarizes the weighting, performance levels established for threshold, target and maximum, and actual performance achieved in 2019 for each metric.

Metric	Weight (%)	Threshold	Target	Maximum	Actual	Performance Achieved (% of Target)	Payout Earned (% of Target)
Performing Loan Growth (Average)[1]	15.00	$131,027,400	$145,586,000	$160,144,600	$97,746,000	67.14%	0.00%
Performing Loan Growth (Spot)[2]	5.00	$114,124,500	$163,035,000	$179,338,500	$85,183,000	52.25%	0.00%
Core Deposit Growth (Average)[3]	15.00	$158,466,600	$176,074,000	$193,681,400	$153,942,000	87.43%	0.00%
Core Deposit Growth (Spot)[4]	5.00	$172,809,750	$230,413,000	$253,454,300	$136,053,000	59.05%	0.00%
Net Income[5]	30.00	$13,644,900	$15,161,000	$17,435,150	$14,961,000	98.68%	90.00%
Retention of Merchants Bank Core Deposits[6]	20.00	$136,962,000	$152,180,000	$167,398,000	$142,934,000	93.92%	65.00%
Classified Ratio[7]	10.00	</= 20.00%	</= 20.00%	</= 20.00%	11.17%	100.00%	100.00%
Overall Company Performance (prior to ROAA Cap)							50.00%

Laddered ROAA Cap
ROAA		0.90%	1.00%	1.09%	1.03%
Maximum Aggregate Award Percentage		60.00%	100.00%	145.00%	115.00%

Overall Company Performance (after ROAA Cap)							50.00%

1 Gross loans, excluding deferred fees and costs and nonaccrual loans; year-to-date average as of December 31, 2019.

2 Gross loans, excluding deferred fees and costs and nonaccrual loans; current balance as of December 31, 2019.

3 All deposits excluding time certificates of deposit and excluding deposits held by the Company; year-to-date average as of December 31, 2019.

4 All deposits excluding time certificates of deposit and excluding deposits held by the Company; current balance as of December 31, 2019.

5 GAAP net income as publicly reported.

6 Core deposits (all deposits excluding time certificates of deposit) acquired from The Merchants National Bank of Sacramento as of December 31, 2019 compared to January 31, 2019.

7 Adversely classified assets divided by total capital.

The amount of incentive award paid to each named executive officer under the Short-Term Program was based on how well the Company met its targeted goals. Each metric had different thresholds and ranges and was calculated independently of other metrics to determine the total award. All awards under the Short-Term Program were subject to the discretion of the Executive Compensation Committee and the Board. In 2019, the payouts were not adjusted from actual results. The table below summarizes the 2019 payouts under the Short-Term Program.

Named Executive Officer	Incentive Amount ($)	% of Salary	% of Target
Randall S. Eslick	77,000	17.50	50.00
James A. Sundquist	44,250	15.00	50.00
Robert H. Muttera	42,000	15.00	50.00

Long-Term Program

The Executive Compensation Committee has determined that restricted stock awards are the most effective form of equity-based compensation to reward executive officers for their contributions to the Company’s long-term performance. Equity awards which increase in value as the Company’s stock price increases directly align executive officers’ interests with shareholders’ interests to increase stock value over the long term. Equity-based awards under the Long-Term Program prior to May 2019 were made under the Company’s 2010 Equity Incentive Plan. At the annual meeting of shareholders held in May 2019, the shareholders approved a new 2019 Equity Incentive Plan to govern subsequent equity awards under the Long-Term Program. The Long-Term Program is designed to reward the Company’s executive officers for achieving financial and strategic goals that support the long-term success and growth of the Company and that deliver shareholder value.

The Executive Compensation Committee approves a threshold, target and maximum payout as a percentage of the base salary earned during the incentive period for each executive officer. These targets are based on competitive practices for each comparable position. The incentive target percentage represents the executive officer’s incentive opportunity if the annual performance goals are achieved.

The table below reflects the approved award amounts that could have been earned by each eligible named executive officer (for 2018 Company performance and granted in January 2019) under the Long-Term Program.

Named Executive Officer	Threshold (% of Salary)	Target (% of Salary)	Maximum (% of Salary)
Randall S. Eslick	7.00	35.00	42.00
James A. Sundquist	5.00	25.00	30.00
Robert H. Muttera	5.00	25.00	30.00

The Long-Term Program for 2018 established a set of financial and non-financial metrics which were intended to drive performance. Each metric had a weight assigned within the Long-Term Program. These metrics and their weightings included (i) return on average equity (“ROAE”) at 25 percent; (ii) efficiency ratio at 25 percent; (iii) corporate governance at 25 percent; and (iv) other strategic objectives at 25 percent.

The performance components for ROAE and efficiency ratio were measured against the Company’s targeted metrics and the Company’s performance relative to the peer group median.

The performance component for corporate governance was measured by regulatory conformance and enterprise risk management (ERM). The Executive Compensation Committee evaluated the performance of regulatory conformance through satisfactory regulatory ratings. It evaluated the performance of ERM through the establishment of an enterprise-wide risk profile that was appropriate from a long-term perspective and that garnered the approval of the Board, and through timely and understandable ERM reports that facilitated risk monitoring and control for the Board.

The performance component for other strategic objectives was measured by progress towards maximizing long-term franchise value by evaluating executive officers’ actions on several initiatives which included success towards implementation of the 2018 Strategic Plan, success in design and implementation of internal controls over financial reporting as evaluated by external auditors, specified valuation metrics related to Common Stock, capital management, and internal and external communications.

The Long-Term Program structure allows the Executive Compensation Committee to evaluate the executive officers’ performance outside of the four performance metrics and either adjust the final equity award by increasing or decreasing the calculated award by up to 20 percent or leave the calculated award unchanged. The Executive Compensation Committee may utilize this multiplier component to exercise its judgment and discretion in determining potential payouts at, above, or below targeted levels. The Executive Compensation Committee had full discretion and authority to assess and determine performance at levels below 80 percent, to include a zero percent payout.

The equity incentive awards granted in January 2019 to each executive officer under the Long-Term Program were based on how well the Company met its targeted goals for 2018 performance. As indicated, each metric had weightings, thresholds and ranges and was calculated independently of other metrics to determine the total award. All awards under the Long-Term Program were subject to the discretion of the Executive Compensation Committee and the Board.

In 2018, the Company achieved an ROAE of 11.76 percent, which exceeded targeted performance of 9.62 percent but fell short of the median of the peer group, which was 11.90 percent. For these reasons, the Executive Compensation Committee determined that the ROAE metric was achieved at 98.00 percent of target.

In 2018, the Company achieved an efficiency ratio of 60.25 percent, which exceeded targeted performance of 63.92 percent as well as the median of the peer group, which was 61.38 percent. As a result, the Executive Compensation Committee determined that this metric was achieved at 101.00 percent of target.

The Executive Compensation Committee evaluated the metrics of corporate governance and other strategic objectives and determined that targeted performance was achieved. Satisfactory regulatory ratings were received. The ERM program was approved in December 2017 and ERM reports are being provided to the Board on a semi-annual basis. Other strategic objectives were evaluated as follows: (i) success was achieved toward implementation of the 2018 Strategic Plan; (ii) external auditors evaluated and concluded that the internal controls program and methodology were appropriate; (iii) progress was made on two-year targets of valuation metrics as compared to the peer group; (iv) repayment to senior debt was accelerated and Common Stock cash dividends were increased; and (v) continual improvements were made to internal communication.

The Executive Compensation Committee evaluated overall performance of long-term objectives and chose not to utilize the multiplier component as all metrics were achieved within an acceptable range of expectations. The table below summarizes the parameters of the actual awards granted in January 2019 to the named executive officers under the 2018 Long-Term Program.

Named Executive Officer	Number of Shares (#)	% of Salary	% of Target
Randall S. Eslick	13,914	34.91	99.75
James A. Sundquist	6,664	24.94	99.75
Robert H. Muttera	6,325	24.94	99.75

The 2019 restricted stock grants, based on 2018 performance and granted in January 2019, vest in three equal annual installments beginning on the first anniversary of the date of grant. The grants are reflected in the sections entitled “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year End.”

Perquisites and Other Benefits

The Executive Compensation Committee believes that offering certain perquisites helps in the operation of the business, and also assists the Company in recruiting and retaining key executive officers. In some cases, benefits including a club membership or the use of a bank-owned automobile are offered to executive officers. The Company’s executive officers may participate in the same benefit programs available to all employees. These programs include health, life and disability insurance and participation in the Merchants Bank of Commerce 401(k) Profit Sharing Plan.

Post-Retirement Arrangements

The Company has entered into employment agreements with its named executive officers which contain a change-in-control provision providing for certain payments following termination of employment. Merchants Bank of Commerce has entered into individual Salary Continuation Agreements (commonly referred to as a Supplemental Executive Retirement Plan or “SERP”) with certain of its named executive officers which provide for payments that are fixed pursuant to the individual SERP and do not depend on years of credited service.

The terms of the respective employment agreement and SERP with each of the named executive officers are described in the section entitled “Post-Employment and Termination Benefits.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The Company qualifies as a “smaller reporting company” as defined in SEC regulations. Accordingly, the Company has elected to provide scaled tabular disclosure of specified plan and non-plan compensation awarded to, earned by, or paid to the named executive officers for each of the Company’s two most recent fiscal years. The following table sets forth such summary information for the Company’s principal executive officer and the other two most highly paid executive officers during 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)[4]	Total ($)
Randall S. Eslick,	2019	440,000	0	153,611	77,000	32,540	703,151
President and Chief	2018	440,000	0	145,245	160,545	28,765	774,555
Executive Officer

James A. Sundquist,	2019	295,000	102	73,571	44,250	14,121	427,044
Executive Vice President	2018	295,000	0	66,252	92,261	16,793	470,306
and Chief Financial Officer

Robert H. Muttera,	2019	280,000	109	69,828	42,000	24,596	416,533
Executive Vice President	2018	280,000	0	62,503	87,570	26,995	457,068
and Chief Credit Officer

1 Amounts represent an anniversary bonus generally paid to eligible employees upon their 5-year anniversary.

2 Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of equity incentive compensation granted under the Company’s Long-Term Program based on performance during the prior year. The material terms of the Long-Term Program are described in the section entitled “Long-Term Program.” The restricted shares underlying such awards was issued in January of the respective year.

3 Amounts represent cash incentive compensation earned under the Company’s Short-Term Program, the material terms of which are described in the section entitled “Short-Term Program,” for the respective years and paid in January of the following year.

4 Amounts shown for 2019 are detailed in the section entitled “Details of “All Other Compensation” in the Summary Compensation Table.”

Details of “All Other Compensation” in the Summary Compensation Table

Name	Use of Automobile ($)[1]	Club Membership ($)[2]	Supplemental Long-Term Disability Policy ($)	401(k) Plan Match ($)	Total ($)
Randall S. Eslick	2,283	14,465	4,592	11,200	32,540
James A. Sundquist	2,921	0	0	11,200	14,121
Robert H. Muttera	3,403	9,993	0	11,200	24,596

1 Represents use of an automobile for business. The officers may have derived some personal benefit from the use of such automobiles.

2 Represents club membership fees and expenses to entertain customers. The officers may have derived some personal benefit from the use of such membership.

Outstanding Equity Awards at Fiscal Year End

The following table presents certain information concerning the outstanding equity awards held as of December 31, 2019 by each named executive officer of the Company. All awards shown in the table were granted under the 2010 Equity Incentive Plan, which has been replaced, with respect to future awards, by the 2019 Equity Incentive Plan.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested[1] ($)
Randall S. Eslick	20,000	0	4.05	3/01/2022
					4,44930	[2]	51,475
					8,42031	[3]	97,419
					13,91432	[4]	160,985

James A. Sundquist					2,0892	[2]	24,170
					3,8403	[3]	44,429
					6,6644	[4]	77,102

Robert H. Muttera	20,000	0	6.39	1/17/2024
					2,0892	[2]	24,170
					3,6233	[3]	41,918
					6,3254	[4]	73,180

1 Based on the per share closing price of Common Stock on December 31, 2019, $11.57.

2 Represents the unvested portion of the restricted stock awards granted January 26, 2017, which shares vest in three equal annual installments over a three-year period beginning January 26, 2018, with shares becoming fully vested on January 26, 2020.

3 Represents the unvested portion of the restricted stock awards granted January 25, 2018, which shares vest in three equal annual installments over a three-year period beginning January 25, 2019, with shares becoming fully vested on January 25, 2021.

4 Represents the unvested portion of the restricted stock awards granted January 24, 2019, which shares vest in three equal annual installments over a three-year period beginning January 24, 2020, with shares becoming fully vested on January 24, 2022.

Post-Employment and Termination Benefits

The post-employment and termination arrangements currently in place for the named executive officers are described below.

Salary Continuation Agreements (Supplemental Executive Retirement Plan or SERP)

The Merchants Bank of Commerce board of directors has approved a SERP for certain named executive officers. In general, the SERPs provide a nonqualified benefit to named executive officers, and through the SERPs, the Company agrees to provide specified benefits in the future to named executive officers who meet certain criteria and contribute materially to the continued growth, development, and business success of Merchants Bank of Commerce.

The terms and payments under the SERP are determined by individual agreements with the named executive officers and are not based on years of credited service. In order to receive the benefits under his SERP, each named executive officer must meet the applicable criteria. Benefits under the SERP generally include income payable commencing upon a qualifying termination of employment and a death benefit for the participants’ designated beneficiaries.

The SERPs provide for five general classes of benefits for the named executive officers, and the Executive Compensation Committee acts as administrator of the plan. Mr. Sundquist does not have a SERP and therefore is not included in the discussion below.

(1)

Normal Retirement Benefit. The normal retirement benefit is fixed at approximately the median of the peer group market data provided by McLagan to provide a target annual benefit at the time of retirement, which is age 65 in the case of Mr. Eslick and age 67 in the case of Mr. Muttera; the benefit will be paid in 120 equal monthly installments following termination of employment.

(2)

Early Termination Benefit. The early termination benefit is the accrual balance, as such term is defined in the SERP, determined as of the end of the plan year preceding termination of employment and will be paid in 120 equal monthly installments following termination of employment.

(3)

Disability Benefit. The disability benefit is the accrual balance, as such term is defined in the SERP, determined as of the end of the plan year preceding termination of employment and will be paid in 120 equal monthly installments following termination of employment.

(4)

Death Benefit. The death during active service benefit is the normal retirement benefit and is paid in 120 equal monthly installments following the named executive officer’s death. Should a named executive officer (i) die after benefits have commenced under the SERP but before receiving all such distributions or (ii) die prior to the date benefits would commence, any remaining benefits will be distributed to the named executive officer’s beneficiary in the same manner as such benefits would have been distributed to the named executive officer.

(5)

Change-in-Control Benefit. In the event there is a change in control followed within 24 months by a termination of employment, the Company will pay the accrual balance, as such term is defined in the SERP, determined as of the end of the plan year preceding termination of employment in 120 equal monthly installments commencing after normal retirement age.

Named Executive Officer Employment Agreements

The Company has entered into separate employment agreements with each of its named executive officers. A summary of the agreements is set forth below.

Randall S. Eslick Employment Agreement. Mr. Eslick serves as President and Chief Executive Officer. His employment agreement, as amended effective March 6, 2020, is for a term of three years and automatically extends for a one-year period, subject to prior termination as provided within the agreement. The employment agreement provides that in the event of termination for specified reasons, Mr. Eslick will receive an amount equal to one quarter of his then-current total compensation package (defined as current annual base salary plus the average of the annual bonus paid to Mr. Eslick during the preceding three calendar years) plus any accrued incentive awards and accrued but unused vacation as of the date of termination, all calculated as of the date of his termination, payable in one lump sum. If Mr. Eslick is terminated other than for those specified reasons, he will receive an amount equal to one times his then-current total compensation package plus any accrued incentive awards and accrued but unused vacation as of the date of termination, all calculated as of the date of his termination, payable in one lump sum. In either case, Mr. Eslick will receive a lump-sum payment in an amount equal to the amount necessary to pay his COBRA premiums for continuation of group health insurance coverage for 18 months. The employment agreement also provides that in the event of a change in control (as defined therein) pursuant to which Mr. Eslick’s employment is terminated, Mr. Eslick is entitled to severance pay equal to 2.99 times his total compensation package. If the benefits payable upon a change in control would result in an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, such payments will be reduced to the largest amount that will result in no portion of the payments being subject to the excise tax imposed by Internal Revenue Code Section 4999. In the event of termination, other than a change in control, Mr. Eslick is prohibited from soliciting Merchants Bank of Commerce’s customers or clients for a period of one year.

James A. Sundquist Employment Agreement. Mr. Sundquist serves as Executive Vice President and Chief Financial Officer. Except as described below, the material terms of Mr. Sundquist’s employment agreement are identical to those of Mr. Eslick except for termination benefits related to a change in control (as defined in Mr. Sundquist’s employment agreement). In the event of a change in control pursuant to which Mr. Sundquist’s employment is terminated, Mr. Sundquist is entitled to severance pay equal to two years’ salary at the rate being paid to Mr. Sundquist as of the date of his termination plus an amount equal to one times the average of the annual bonus paid to Mr. Sundquist for the preceding three calendar years. As amended effective March 6, 2020, Mr. Sundquist will also be entitled to receive retention bonuses in the amount of $25,000 in July 2021, $75,000 in July 2022, and $50,000 in July 2023 (provided he is still employed on those dates and has satisfactory job performance).

Robert H. Muttera Employment Agreement. Mr. Muttera serves as Executive Vice President and Chief Credit Officer. The material terms of Mr. Muttera’s employment agreement are identical to those of Mr. Sundquist, other than the absence of provisions for retention bonuses.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Executive Compensation Committee of the Board makes the following report which, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Executive Compensation Committee of the Board reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement, and based on that review and discussion, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included as part of this Proxy Statement and the 2019 Annual Report on Form 10-K.

In addition, the Executive Compensation Committee determined that no general employee compensation plan linked the potential for any material payout to the Company’s reported earnings, and so no such plan could reasonably be viewed as encouraging the manipulation of reported earnings to enhance the compensation of any employee.

Members of the Executive Compensation Committee

Jon W. Halfhide, Chairman	Gary R. Burks	Lyle L. Tullis
Orin N. Bennett	Karl L. Silberstein

REPORT OF THE AUDIT AND QUALIFIED LEGAL COMPLIANCE COMMITTEE

The Audit Committee of the Board makes the following report which, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee consists of the directors listed below. The Board has determined that the members of the Audit Committee meet the independence requirements as defined under the NASDAQ listing standards and SEC regulations.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing the Company’s financial reporting processes on behalf of the Board. With respect to fiscal year 2019, the Audit Committee has:

(1)

Reviewed and discussed the audited consolidated financial statements with management, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles;

(2)	Discussed with the independent accountants the matters required to be discussed by the applicable requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”);

(3)

Received from Moss Adams LLP the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with Moss Adams LLP that firm’s independence;

(4)	Discussed with the Company’s internal and independent accountants the overall scope and plans for their respective audits; and

(5)

Met with the internal and independent accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to in items (1) through (5), the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Company’s Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

All fees paid to Moss Adams LLP during 2019 were pre-approved by the Audit Committee.

Members of the Audit and Qualified Legal Compliance Committee

Karl L. Silberstein, Chairman	Jon W. Halfhide	Terence J. Street
Gary R. Burks	Linda J. Miles	Lyle L. Tullis

Fees Paid to Independent Registered Public Accounting Firm

Moss Adams LLP was selected by the Company to serve as the Company’s independent registered public accounting firm for the 2019 fiscal year, and the shareholders of the Company ratified the selection at the 2019 annual meeting of shareholders in May 2019. The Company has selected Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the 2020 fiscal year, and the shareholders of the Company are being asked to ratify the selection at the 2020 Annual Meeting. A representative from Moss Adams LLP is expected to attend the 2020 Annual Meeting and will be available to answer questions, although the representative is not likely to make a formal statement.

The following table sets forth the aggregate fees charged to the Company by Moss Adams LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2019 and 2018 fiscal years and for other services rendered during the 2019 and 2018 fiscal years.

Fee Category	Fiscal 2019 ($)	% of Total	Fiscal 2018 ($)	% of Total
Audit Fees	361,871	86.81	368,873	90.81
Audit-Related Fees	46,279	11.10	18,977	4.67
Tax Fees	0	0.00	0	0.00
All Other Fees	8,706	2.09	18,342	4.52
Total Fees	416,856	100.00	406,192	100.00

Audit Fees. Consists of fees billed to the Company for professional services rendered in connection with the audit of the Company’s annual financial statements included in the Company’s annual reports on Form 10-K, review of financial statements included in the Company’s quarterly reports on Form 10-Q, and out-of-pocket expenses related to such professional services.

Audit-Related Fees. Consists of fees for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements and which were not reported under Audit Fees. This category includes fees for services provided in connection with Form S-4 and Form S-8 registration statements filed with the SEC.

Tax Fees. Consists of fees for professional services for tax compliance, tax advice, and tax planning.

All Other Fees. Consists of fees for products and services other than those already reported. The fees for 2018 and 2019 include procedures performed related to the adoption of new accounting pronouncements and a subscription to an accounting research tool facilitated through Moss Adams LLP.

In considering the nature of the services provided by Moss Adams LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Moss Adams LLP and Company management to determine that the services are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by standards of the PCAOB.

In discharging its oversight responsibility with respect to the audit process, the Audit Committee of the Board (i) obtained from the independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants’ independence; (ii) discussed with the accountants any relationships that may impact their objectivity and independence; and (iii) satisfied itself as to the accountants’ independence. The Audit Committee also discussed with management and the independent accountants the quality and adequacy of the Company’s internal controls and the outsourced audit functions, responsibilities, budgeting and staffing. The Audit Committee reviewed with the independent accountants their audit plans, audit scope, and identification of audit risks.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Under the Audit Committee’s charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm. The Audit Committee may pre-approve a list of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee.

PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS

Proposal 1: Election of Directors.

In accordance with the Company’s articles and bylaws, the Board has set the number of directors for election to the Board at the 2020 Annual Meeting at 10 and has nominated the persons identified in the section entitled “INFORMATION ABOUT THE DIRECTOR NOMINEES” for election at the Annual Meeting. If you elect the nominees presented, they will hold office until the election of their successors at the 2021 annual meeting of shareholders or until their earlier resignation. The Company knows of no reason why any nominee listed in the section entitled “INFORMATION ABOUT THE DIRECTOR NOMINEES” may be unable to serve as a director. If any nominee is unable to serve, your proxy holder may vote for another nominee proposed by the Board.

The Board recommends a vote FOR ALL with respect to the election of all 10 nominees for director.

Proposal 2: Ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2020.

If the shareholders do not approve the selection of Moss Adams LLP by a majority of the shares voting on the proposal, the Audit Committee will reconsider its selection.

The Board recommends a vote FOR the ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2020.

Proposal 3: Advisory vote to approve the compensation of the Company’s named executive officers.

The Company is required to submit to its shareholders an advisory vote on the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is not binding on the Board and will not be construed as overruling a decision by the Board. Also, the vote does not impose any additional fiduciary duties on the Board. However, the Executive Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends a vote FOR the advisory say-on-pay resolution to approve the compensation of the Company’s named executive officers.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may contact an individual director, the Board as a group, or a specified committee or group by sending a written communication to Bank of Commerce Holdings, Attention: Corporate Secretary, 1901 Churn Creek Road, Redding, California 96002. Each communication should specify the applicable addressee(s) to be contacted as well as the general topic of the communication. The Company will receive and process communications before forwarding them to the addressee(s). The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature, that relates to an improper or irrelevant topic, or that requests general information about the Company.

SHAREHOLDER PROPOSALS AT THE 2021 ANNUAL MEETING

Proposals by shareholders to transact business at the Company’s 2021 annual meeting of shareholders must be delivered in writing to the Company at its principal administrative office located at 1901 Churn Creek Road, Redding, California 96002 no later than December 7, 2020 in order to be considered for inclusion in the proxy statement and proxy card. Such proposals must comply with the provisions of the Company’s bylaws and the SEC’s regulations regarding the inclusion of shareholder proposals in the Company’s sponsored proxy materials. If a proposal is presented at the 2021 annual meeting of shareholders in compliance with this paragraph, your proxy holder will vote in accordance with the recommendation of the Board or, if no recommendation is given, in accordance with his or her best judgment.

Notice of any business item proposed to be brought from the floor by a shareholder at the Company’s 2021 annual meeting of shareholders, including the nomination of directors, must be received in writing by the Corporate Secretary of the Company no earlier than January 20, 2021 and no later than February 19, 2021, must include a brief description of the business desired to be brought before the meeting, and must comply with the provisions of the Company’s bylaws. If the Company does not receive timely notice, such proposal will not be considered a business item at the annual meeting of shareholders, and the Chairman of the meeting will refuse to acknowledge any proposal not made in compliance with the foregoing procedures.

OTHER BUSINESS

The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holder will vote in accordance with the recommendation of the Board or, if no recommendation is given, in accordance with his or her best judgment. Whether or not you intend to be present at the Annual Meeting, please vote promptly.

By Order of the Board of Directors,

/s/ Andrea M. Newburn

Andrea M. Newburn

Corporate Secretary

Sacramento, California

April 6, 2020

bank of commerce HOLDINGS

BANK OF COMMERCE HOLDINGS
ATTN: ANDREA NEWBURN, VP
1901 CHURN CREEK ROAD
REDDING, CA 96002

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2020, unless you are voting shares held in the Merchants Bank of Commerce 401(k) Profit Sharing Plan, in which case the deadline is 11:59 p.m. Eastern Time on May 11, 2020 (the "401(k) cut-off time"). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2020 or the 401(k) cut-off time as applicable. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E97088-P32376 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BANK OF COMMERCE HOLDINGS

The Board of Directors recommends you vote FOR each of the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Orin N. Bennett
02) Gary R. Burks
03) Randall S. Eslick
04) Joseph Q. Gibson
05) Jon W. Halfhide
06) David J. Inderkum
07) Linda J. Miles
08) Karl L. Silberstein
09) Terence J. Street
10) Lyle L. Tullis

The Board of Directors recommends you vote FOR proposals 2 and 3.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report to Shareholders (which includes Form 10-K) are available at www.proxyvote.com.

E97089-P32376

BANK OF COMMERCE HOLDINGS
Annual Meeting of Shareholders
May 20, 2020 at 11:00 AM Pacific Time

This Proxy is Solicited on Behalf of the Board of Directors

The shareholder(s) hereby appoint(s) Lyle L. Tullis, Chairman of the Board, and Randall S. Eslick, President and Chief Executive Officer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) the proxy to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Bank of Commerce Holdings that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held on May 20, 2020 at 11:00 AM Pacific Time at Bank of Commerce Holdings' corporate headquarters located at 555 Capitol Mall, Sacramento, California 95814, in the Third Floor Boardroom, and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies designated above are authorized to vote on such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continue and to be signed on the reverse side